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                                                                    Exhibit 99.2




FOR IMMEDIATE RELEASE

THE CARBIDE/GRAPHITE GROUP, INC. ANNOUNCES AGREEMENT WITH LENDERS FOR INTERIM FINANCING

SECTION 363 ASSET SALE CONTEMPLATED UNDER PURCHASE AGREEMENT WITH QUESTOR AFFILIATES NOT BEING PURSUED BY THE COMPANY

         Pittsburgh, Pennsylvania - September 27, 2001 - The Carbide/Graphite Group, Inc. ("C/G" or the "Company") (NASDAQ NNM: CGGI) today announced that the lenders under its revolving credit facility (the "Bank Group") have agreed to continue to support C/G by entering into a cash collateral agreement giving C/G continuing access to funding under its $135 million revolving credit facility. C/G and certain banks within the Bank Group are also negotiating final terms for additional financing in the form of a debtor-in-possession line that is expected to be available in the very near future. C/G expects to operate its business in the ordinary course with the continuing support of the Bank Group.

         The Company also announced that it has decided not to file a Section 363 asset sale motion under U.S. bankruptcy law relating to the previously-announced asset purchase agreement between the Company and Questor Management Company and certain of its affiliates ("Questor"). This decision was made by the Company as a result of the Bank Group, whose consent for the proposed transaction with Questor was required, advising the Company that it would not support the transaction.

         Walter B. Fowler, C/G's Chairman and Chief Executive Officer, said, "Obtaining the support of our Bank Group was a critical step in maintaining continuity of our operations during the initial stages of our bankruptcy process. The financing to be provided by the Bank Group is expected to be sufficient to allow us to complete a comprehensive financial restructuring of the Company. The Company will be evaluating potential alternatives from third parties, as well as a plan of reorganization with the support of all of our creditor constituencies. We are optimistic that a satisfactory resolution will be achieved."

         Note: This release contains forward-looking statements that are based on current expectations, estimates and projections about the industries in which the Company operates, management's beliefs and assumptions made by management. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and are subject to the safe harbor created thereby. These statements are based on a number of assumptions that could ultimately prove inaccurate and, therefore, there can be no assurance that such statements will prove to be accurate. There can be no assurance that the Company will consummate a comprehensive financial restructuring or that the Bank Group will restructure their loans in connection with a comprehensive financial restructuring or that the Bank Group will continue to provide financial support to the Company in the future. Other risks and uncertainties are detailed in the Company's periodic filings with the Securities and Exchange Commission. The Company does not undertake to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.